Exhibit 10.71
Execution Version
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 18, 2009, by and among Smith & Wesson Holding Corporation, a Nevada corporation (“S&W”), SWAC-USR I, Inc., a Delaware corporation and wholly owned subsidiary of S&W (“SWAC I”), and the persons listed on Schedule 1 attached hereto (each a “Principal Stockholder,” and collectively, the “Principal Stockholders”).
RECITALS
     WHEREAS, simultaneously with the execution and delivery of this Agreement, S&W, SWAC I, SWAC-USR II, a Delaware corporation and wholly owned subsidiary of S&W (“SWAC II”), Universal Safety Response, Inc., a New York corporation (“USR”), and William C. Cohen, Jr. as Stockholders’ Representative entered into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (a) SWAC I shall merge with and into USR (the “Initial Merger”); and (b) immediately following the effective time of the Initial Merger, USR shall merge with and into SWAC II (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”);
     WHEREAS, as of the date hereof, each Principal Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of USR’s common stock, $0.0001 par value per share (“USR Common Stock”), set forth on Schedule 1 attached hereto (and together with any shares of USR Common Stock to which any Principal Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement, including, without limitation, shares of USR Common Stock issued or issuable upon the conversion, exercise, or exchange, as the case may be, of all securities held by such Principal Stockholder which are convertible into, or exercisable or exchangeable for, shares of USR Common Stock, the “Shares”);
     WHEREAS, as an inducement and a condition to S&W and SWAC I entering into the Merger Agreement, pursuant to which the Principal Stockholders will receive the consideration provided for in the Merger Agreement upon conversion of the shares of USR Common Stock owned by the Principal Stockholders, each Principal Stockholder has agreed to enter into this Agreement; and
     WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings in this Agreement as in the Merger Agreement.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties agree as follows:
     1. Agreement to Vote Shares. Each Principal Stockholder hereby severally covenants and agrees that, during the period commencing on the date of this Agreement and continuing until the earlier of (x) the termination of the Merger Agreement and (y) the Effective Time (such period, the “Voting Period”), at any meeting of the holders of USR Common Stock, however called, and at any adjournment thereof, and in connection with any written consent, vote, or approval of the holders of any USR Common Stock, sought with respect to the Merger Agreement and the transactions contemplated thereby, such Principal Stockholder shall vote or give written consent of (or cause to be voted or written consent to be given), to the extent not voted by S&W pursuant to the irrevocable proxy in Section 2 hereof, all of his, her, or its Shares (a) in favor of the Mergers and the adoption and approval of the Merger Agreement, the terms thereof, the transactions contemplated thereby, and any actions required in furtherance thereof; (b) against any action, transaction, or agreement that would result in a breach in any material respect of any covenant or agreement of USR under the Merger Agreement; and (c) against any Acquisition Proposal other than the Mergers and against any proposed action or transaction that could reasonably be expected to impede, frustrate, nullify, prevent, or materially delay consummation of the Mergers or is otherwise in any material respect inconsistent therewith. Each Principal Stockholder by this Agreement agrees that such Principal Stockholder shall not enter into any voting or other agreement or understanding with any person the effect of which would be to violate the provisions, covenants, and agreements contained in this Section 1.
     2. Irrevocable Proxy. Each Principal Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. Without in any way limiting each Principal Stockholder’s right to vote his, her, or its Shares in his, her, or its sole discretion on any matters other than those set forth in Section 1, by entering into this Agreement, each Principal Stockholder hereby grants a proxy appointing S&W as such Principal Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Principal Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize that voting power solely in the manner contemplated by Section 1 above with respect to the Shares. The proxy granted by each Principal Stockholder pursuant to this Section 2 is irrevocable (except as provided in the following sentence) and is granted in consideration of S&W entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Principal Stockholder shall not be revoked prior to the expiration of the Voting Period. Each Principal Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in S&W the power to carry out and give effect to the provisions of this Agreement.
     3. No Solicitation. Except as otherwise required by law, during the term of this Agreement, each Principal Stockholder, solely in his, her, or its capacity as a stockholder of USR, shall not directly or indirectly (a) solicit, initiate, or encourage (or authorize any person to solicit, initiate, or encourage), including by way of furnishing information, any submission of an Acquisition Proposal; (b) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or assist or otherwise cooperate in any way with, or participate in, facilitate, or encourage any effort or attempt by any other person in connection with an Acquisition Proposal; (c) approve, endorse, or recommend any of the foregoing; or (d) enter into any letter of intent or similar document or any contract, agreement, or commitment contemplating or otherwise relating to any of the foregoing.
     4. Representations and Warranties of Each Principal Stockholder. Each Principal Stockholder hereby severally, and not jointly, represents and warrants to S&W and SWAC I (as to such Principal Stockholder) as follows:

          (a) Authority. Such Principal Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Principal Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Principal Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by S&W and SWAC I, this Agreement constitutes a legal, valid, and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) Ownership of the Shares. As of the date hereof, such Principal Stockholder is the record and beneficial owner of, and has good and marketable title to, the Shares listed beside such Principal Stockholder’s name on Schedule 1 attached hereto, free and clear of all claims, liens, encumbrances, and security interests of any nature whatsoever, except as set forth on Schedule 1, and such Principal Stockholder does not own, of record or beneficially, any shares of capital stock of USR other than the Shares listed beside such Principal Stockholder’s name on Schedule 1 attached hereto. Such Principal Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Principal Stockholder’s Shares, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.
          (c) Consents and Approvals; No Violation. (i) Except as may be required by the Exchange Act or the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Principal Stockholder and the consummation by such Principal Stockholder of the transactions contemplated by this Agreement; and (ii) none of the execution and delivery of this Agreement by such Principal Stockholder, the consummation by such Principal Stockholder of the transactions contemplated by this Agreement, or compliance by such Principal Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of any applicable documents to which such Principal Stockholder is a party, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Principal Stockholder is a party, or (C) violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Principal Stockholder, except in each case where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair the ability of such Principal Stockholder to consummate the transactions contemplated by this Agreement.
          (d) No Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Principal Stockholder.
          (e) Other Proxies Revoked. Except for this Agreement, such Principal Stockholder has revoked or terminated any and all proxies, voting agreements, or similar arrangements previously given or entered into with respect to such Principal Stockholder’s Shares.
     5. Covenants of Each Principal Stockholder. During the Voting Period, each Principal Stockholder severally covenants and agrees as follows:
          (a) Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, such Principal Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment, or other disposition of, any or all of such Principal Stockholder’s Shares; (ii) grant any proxies or powers of attorney, deposit any of such Principal Stockholder’s Shares into a voting trust, or enter into a voting agreement with respect to any of such Principal Stockholder’s Shares; or (iii) take any action that would make any representation or warranty of such Principal Stockholder contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling or delaying such Principal Stockholder from performing such Principal Stockholder’s obligations under this Agreement.
          (b) Stop Transfer; Changes in Subject Shares. Such Principal Stockholder agrees with, and covenants to, S&W and SWAC I that (i) this Agreement and the obligations hereunder shall attach to such Principal Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise; (ii) upon the request of S&W, such Principal Stockholder shall deliver certificates representing such Principal Stockholder’s Shares to be legended to the effect that such Shares are subject to this Agreement; and (iii) such Principal Stockholder shall not request that USR register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of such Principal Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.
          (c) Dissenter’s Rights. Such Principal Stockholder agrees not to exercise any dissenter’s rights (including, without limitation, under Section 623 of the NYBCL) that may arise with respect to the Mergers.
     6. Fiduciary Duties. Each Principal Stockholder signs this Agreement solely in such Principal Stockholder’s capacity as an owner of such Principal Stockholder’s Shares and no person executing this Agreement who is during the term of this Agreement a director or officer of USR makes any agreement or understanding in this Agreement in his or her capacity as a director or officer. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth in this Agreement shall not prevent a Principal Stockholder or any of such Principal Stockholder’s designees serving on USR’s Board of Directors or as any officer or employee of USR from taking any action while acting in the capacity of a director, officer, or employee of USR in satisfying such Principal Stockholder’s fiduciary duties solely with respect to such capacity.
     7. Miscellaneous.
          (a) Further Assurances. From time to time, at any other party’s reasonable request and without further consideration, each party shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably requested to consummate and make effective the transactions contemplated by this Agreement.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties.
          (d) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, waived, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties.
          (e) Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (i) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (ii) upon confirmation of a receipt of a facsimile or e-mail transmission; (iii) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (iv) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:
          If to the Principal Stockholders: At the address set forth beside each Principal Stockholder’s name listed on Schedule 1.
          with a copy given in the manner prescribed above, to:
Universal Safety Response, Inc.
277 Mallory Station Road, Suite 112
Franklin, Tennessee 37067-8251
Attention: Matthew A. Gelfand
Phone: (615) 224-0414
Fax: (615) 224-0411
E-mail: mgelfand@usrgrab.com

          and to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attention: Howard H. Lamar III, Esq.
Phone: (615) 742-6209
Fax: (615) 742-2709
E-mail: hlamar@bassberry.com
          If to S&W or SWAC I:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104-1606
Attention: Michael F. Golden
Phone: (413) 747-3349
Fax: (413) 739-8528
E-mail: mgolden@smith-wesson.com
          with a copy given in the manner prescribed above, to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esq.
Phone: (602) 445-8000
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner prescribed above.
          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained in this Agreement.
          (g) Specific Performance. Each of the parties recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties agrees that, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.
          (h) Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.
          (i) No Waiver. The failure of any party to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.
          (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party to this Agreement.
          (k) Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the state of Delaware without regard to principles of conflicts of law.
          (l) Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          (n) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in S&W any direct or indirect ownership or incidence of ownership of or with respect to any Shares, except as otherwise provided herein. All rights, ownership, and economic benefits of and relating to the Shares shall remain vested in and belong to the Principal Stockholders, and S&W shall not have any authority to direct the Principal Stockholders in the voting or disposition of any of the Shares, except as otherwise provided herein.
     8. Termination. This Agreement and the covenants and agreements set forth in this Agreement shall terminate upon the expiration of the Voting Period.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, S&W, SWAC I, and each Principal Stockholder have caused this Voting Agreement to be duly executed as of the day and year first above written.

SMITH &WESSON HOLDING CORPORATION
By:	/s/ William F. Spengler
Name:	William F. Spengler
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SWAC-USR I, INC.
By:	/s/ William F. Spengler
Name:	William F. Spengler
Title:	Vice President, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO VOTING AGREEMENT

THE PRINCIPAL STOCKHOLDERS:

/s/ Matthew A. Gelfand
MATTHEW A. GELFAND

/s/ James C. Herrmann
JAMES C. HERRMANN

/s/ Peter Nofi
PETER NOFI

THE W.C. COHEN, JR. REVOCABLE TRUST DATED AS OF DECEMBER 23, 1998
By:	/s/ William C. Cohen, Jr.
William C. Cohen, Jr., Trustee

INVESTCORP INTERLACHEN MULTI-STRATEGY MASTER FUND
By: Interlachen Capital Group LP, Authorized Signatory
By:	/s/ Gregg T. Colburn
Name:	Gregg T. Colburn
Title:	Authorized Signatory

SIGNATURE PAGE TO VOTING AGREEMENT